UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2021

Angi Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street,	Suite 700
Denver,	CO	80205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2021, Angi Inc. (“Angi”) announced that it had appointed Jeff Pedersen as Angi’s Executive Vice President and Chief Financial Officer, effective July 19, 2021.

Mr. Pedersen, age 52, served as an Operating Partner at Stripes, a New York City based firm that invests in software and consumer companies and helps them scale, since July 2017. During his tenure at Stripes, Mr. Pedersen has played a key role in new investments and provided financial support and guidance to certain Stripes portfolio companies, including serving as interim Chief Financial Officer for Stella & Chewy’s, a pet food brand, and Udemy, an online learning and teaching marketplace. From September 2014 to July 2017, Mr. Pedersen served as Chief Financial Officer of Handy Technologies, Inc. (“Handy”), which was acquired by Angi in October 2018. . Prior to his tenure at Handy, Mr. Pedersen served as Head of Hardlines Finance at Amazon and led the financial strategy for several lines of business at Dell. Mr. Pedersen holds a Master of Science in Management, Finance from Purdue University and a Bachelor of Business from the Iowa State University.

Compensatory Arrangements of Executive Vice President and Chief Financial Officer

In connection with Mr. Pedersen’s appointment, on June 18, 2021, Angi and Mr. Pedersen entered into an employment agreement (the “Employment Agreement”).

Term. The Employment Agreement has a scheduled term of one year from the effective date of the Employment Agreement, which is July 19, 2021 and provides for automatic renewals for successive one-year terms absent written notice from Angi or Mr. Pedersen at least ninety (90) days prior to the expiration of the then current term.

Compensation. The Employment Agreement provides that during the term, Mr. Pedersen will be eligible to receive an annual $500,000 base salary, discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Executive Compensation Committee of Angi’s Board of Directors.

The Employment Agreement also provides that Mr. Pedersen will receive: (i) restricted stock units under the Company’s 2017 Stock and Annual Incentive Plan (the “2017 Plan”) that vest in four (4) equal installments on the first, second, third and fourth anniversaries of the grant date (July 19, 2021), and (ii) restricted stock units under the 2017 Plan with a grant date value of $1,500,000 that vest on the 18-month anniversary of the grant date (July 19, 2021), subject to Mr. Pedersen’s continued employment with Angi.

Severance. Upon a termination of Mr. Pedersen’s employment by Angi without “cause” (as defined in the Employment Agreement), Mr. Pedersen’s resignation for “good reason” (as defined in the Employment Agreement) or the timely delivery of a non-renewal notice by Angi, subject to the execution and non-revocation of a release of claims in favor of Angi and Mr. Pedersen’s compliance with the restrictive covenants set forth below:

(i) Angi will continue to pay Mr. Pedersen his annual base salary for one (1) year following such termination or resignation (the “Severance Period”);

(ii) all unvested Angi equity awards (including cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Pedersen that would have otherwise vested during the Severance Period shall vest as of the date of termination.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Pedersen is bound by a covenant not to compete with Angi and its businesses during the term of his employment and the Severance Period and by covenants not to solicit Angi’s employees or business partners during the term of his employment and for twelve (12) months after such termination or resignation.

The foregoing description of the Employment Agreement, is qualified in its entirety by reference to the full text, copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.
On June 24, 2021, Angi issued a press release in connection with Mr. Pedersen’s appointment. The full text of the related press release, which appears in Exhibit 99.1 hereto, is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Jeff Pedersen and Angi Inc., dated June 18, 2021.
99.1	Press release issued by Angi Inc. dated June 24, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: June 24, 2021